EXHIBIT 99.1

JOINT FILING AGREEMENT

March 26, 2020

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

RP Investment Advisors LP

By:	/s/ Richard Pilosof
Name: Richard Pilosof
Title: Chief Executive Officer, RP Investment Advisors LP by its General Partner RP Investment Advisors GP Inc.

RP Select Opportunities Master Fund Ltd.

By:	/s/ Richard Pilosof
Name: Richard Pilosof
Title: Chief Executive Officer, RP Investment Advisors LP by its General Partner RP Investment Advisors GP Inc.

RP Debt Opportunities Fund Ltd.

By:	/s/ Richard Pilosof
Name: Richard Pilosof
Title: Chief Executive Officer, RP Investment Advisors LP by its General Partner RP Investment Advisors GP Inc.